                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 ("the Registration Statement") of our report dated February 7, 2003, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 20, 2003, relating to the financial statements of New York Life Insurance and Annuity Corporation Corporate Sponsored Variable Universal Life Separate Account-I, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP


New York, New York
April 15, 2003